QuickLinks -- Click here to rapidly navigate through this document

EXHIBIT 21.1

PLIANT CORPORATION
LIST OF SUBSIDIARIES AND
STATES OF INCORPORATION OR ORGANIZATION

COMPANY NAME	JURISDICTION OF INCORPORATION/ORGANIZATION
Alliant Company LLC(1)	Delaware
Pliant Corporation International(2)	Utah
Pliant Film Products of Mexico, Inc.(2)	Utah
Pliant Corporation of Canada Ltd.(2)	Canada
Pliant Corporation Pty. Ltd.(2)	Australia
Pliant Film Products GmbH(2)	Germany
Pliant Packaging of Canada, LLC(2)	Utah limited liability company
Pliant Investment, Inc.(2)	Utah
Pliant Corporation Asia & Pacific Rim Pte Ltd(2)	Singapore
ASPEN Industrial, S.A. de C.V.(3)	Mexico
Jacinto Mexico, S.A. de C.V.(4)	Mexico
Pliant de Mexico, S.A. de C.V.(5)	Mexico
Uniplast Holdings Inc.(2)	Delaware
Uniplast U.S., Inc.(6)	Delaware
Turex, Inc.(7)	Rhode Island
Pierson Industries, Inc.(7)	Massachusetts
Uniplast Midwest, Inc.(7)	Indiana
Uniplast Industries Co.(6)	Nova Scotia, Canada
Uniplast Films, Inc.(8)	Ontario, Canada

(1)
Owned by Pliant Investment, Inc.

(2)
Owned by Pliant Corporation

(3)
Owned by Pliant Corporation (greater than 99%) and Pliant Corporation International (less than 1%)

(4)
Owned by ASPEN Industrial, S.A. de C.V. (greater than 99%) and Pliant Corporation (less than 1%)

(5)
Owned by ASPEN Industrial, S.A. de C.V. (greater than 99%) and Pliant Corporation (less than 1%)

(6)
Owned by Uniplast Holdings Inc.

(7)
Owned by Uniplast U.S., Inc.

(8)
Owned by Uniplast Industries Co.

QuickLinks

  EXHIBIT 21.1
PLIANT CORPORATION LIST OF SUBSIDIARIES AND STATES OF INCORPORATION OR ORGANIZATION